EXHIBIT 99

Peoples Energy Corporation

Conference Call Held April 25, 2003

Regarding 2nd Quarter of Fiscal 2003

Tom Patrick: Thank you and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President of Finance, and MaryAnn Wall, our Manager of Investor Relations.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or in its SEC filings.

Today we will be commenting on our second quarter results and updating you on our outlook for fiscal 2003. I'll begin with some general comments, and Tom Nardi will follow up with a more detailed look at our financial results. I'll then wrap things up and open the line for questions.

Earlier this morning we announced second quarter earnings per diluted share of $1.77, a $0.22 per share improvement over the same quarter a year ago. On a fiscal year-to-date basis, earnings per diluted share increased to $2.64, also a $0.22 per share improvement. It was a strong quarter for us, with every one of our business segments reporting improved results compared to the year-ago period. Overall these results confirm the success of our consistent strategy of enhancing our core utilities and prudently growing our diversified energy businesses.

Going into the quarter, a number of factors were working in our favor. First, colder weather in our core gas distribution business was helping to offset the impact of lower pension credits and higher bad debt expense. Second, our diversified energy businesses were performing well across the board, and our oil and gas production business in particular was benefiting from very strong gas prices and a successful acquisition early in the fiscal year that was contributing to production growth. Third, interest rates remained low by historical standards, and we were in fact planning to refinance a significant amount of our utility debt at very attractive rates.

Each of these factors has continued to benefit our business, and on an aggregate basis these positives are more than overcoming the negatives of lower pension credits and higher bad debt expense. With the winter months now behind us, the weather in Chicago has only been 3% colder than normal but has been 21% colder than last year on a fiscal year-to-date basis. In addition, our diversified energy operating earnings have more than doubled on a year-to-date basis. We've also completed $265.0 million of utility debt refinancing since January in a low interest rate environment, and our balance sheet is stronger than it has been in several years.

Due to these positive developments, we are raising our fiscal 2003 outlook to a range of $2.85 to $2.95 per share. Tom Nardi will provide details on this higher outlook later in the call.

Let me now mention some operating highlights of the quarter for each business segment:

    In Gas Distribution the current quarter benefited from both an increase in deliveries due to colder weather and higher normalized sales. Deliveries were up a robust 16% quarter over quarter, an encouraging development in a high price environment. In regard to collections, the self-imposed moratorium that prohibits winter disconnection has ended and we have been aggressively pursuing collection activity since early April. Also, a schedule was finally set in the fiscal 2001-gas charge reconciliation case, with commission staff and intervenor direct testimony due in early July, so we are now on track to move this case to a conclusion.

    The Oil and Gas Production segment drilled, or participated in the drilling of 11 wells of which 10 were successful -- a 91% success rate. Through the first half of fiscal 2003, we have drilled, or participated in the drilling of 20 wells and have realized a success rate of 90%. Our drilling program continues a trend of consistently delivering outstanding results.

    In Midstream we expanded our market reach for asset-based wholesale gas supply services to include Wisconsin and most recently Michigan. In the Wisconsin market, which we entered a year ago, we have built a solid reputation for reliability and competitiveness. Over time we expect to replicate this success in other nearby states.

    Preferred natural gas supplier endorsements have added 1.4 Bcf of annualized new gas load for our Retail Energy Services segment. To date, we have agreements in place with the Illinois Manufacturers' Association, the Illinois Energy Consortium and the Illinois Retail Merchants Association. Also, our retail, industrial and commercial customer base is growing as the competitive landscape changes, and some competitors exit the market.

    Finally, our Western U.S. Valencia power project has experienced delays, so investment in the plant will not occur before fiscal 2004.

I'll turn things over now to Tom Nardi who will review second quarter financial results after which I will follow-up with some closing comments.

Tom Nardi: Thanks Tom. Peoples Energy today reported second quarter net income of $63.5 million, or $1.77 per diluted share, compared with $55.0 million or $1.55 per diluted share in the year ago period. On a year-to-date basis, net income was $94.5 million or $2.64 per diluted share, compared to $86.0 million and $2.42 per diluted share a year ago.

Let me review our results on a segment-by-segment basis, beginning with our core gas distribution business:

    Gas distribution second quarter operating income increased by $5.1 million, or 5.3% from the year-ago period on 16% higher deliveries due primarily to a return to more normal winter weather in Chicago. On a year-to-date basis, 21% colder weather than last year has offset much of the negative impact of higher bad debt expense and a reduction in pension credits.

Based on current revenue estimates, we expect that bad debt expense for the current fiscal year will total $35.0 to $40.0 million compared to $43.0 million in fiscal 2002. Included in the 2002 amount however is a $17.0 special charge related to older receivables from the winter of 2000/2001. Excluding the special charge, this represents a sizable increase in ongoing bad debt expense from 2002 due to the impact of higher revenues and due to an increase in the provision rate for uncollectibles from 2% to 2.5% of revenues which we discussed last quarter.

On a positive note, the overall quality of accounts receivable continues to improve. Of the $440.0 million in utility receivables as of March 31, 2003, about 12% are greater than 90 days old. This compares favorably with last year when about 28% of outstanding receivables exceeded 90 days.

With an additional quarter of experience behind us, we continue to believe the reserve for uncollectibles is adequate. However the reserve remains an estimate and future adjustments could be required.

    Turning to power generation, seasonal losses in this segment narrowed to $1.3 million in the quarter and to $2.4 million fiscal year-to-date due to equity investment income from the Southeast Chicago Energy Plant, which began commercial operations last July.

    In the Midstream segment, we continue to achieve strong results, with operating income up $3.7 million for the quarter and $4.0 million fiscal year-to-date versus the same periods a year-ago. The improvement was principally due to growth in our wholesale marketing and asset management activities, which benefited from high gas prices and market price volatility.

    In the Retail Energy Services segment, results also continue to improve significantly, with operating results up $2.3 million in the quarter and $3.0 million on a year-to-date basis compared to last year. Our focus in retail remains on profitable gas and electric customer growth in Northern Illinois and adjacent markets. Year to date customer growth is up over 50% from 2002 levels. In addition, supply and storage optimization as well as weather-driven volume increases have contributed to margin growth.

    In our oil and gas production business, we continue to achieve very strong results. Operating income was up slightly in the second quarter to $8.8 million compared with $8.0 million a year-ago. Fiscal year-to-date operating income increased $3.9 million to $13.7 million. Keep in mind that last year's second quarter included a one-time benefit of $5.1 million related to the settlement of hedge positions. Excluding that impact, the Oil and Gas segment realized a significant improvement in operating income of $5.9 million for the quarter and $9.0 million year-to-date. Improved commodity prices and sharply higher production were the primary contributors to this increase.

Our net realized gas price for the quarter was $4.42 per Mcf, an increase of approximately 49% over last year's second quarter. On a year-to-date basis, our net realized gas price was $4.02 per Mcf, versus $3.03 per Mcf a year ago. As of March 31, 2003 the company had in place hedges covering about 70% of our anticipated gas production for the remainder of fiscal 2003. Of the hedges in place, approximately 55% are swaps at an average price of $3.49 per MMbtu. The remainder are collars with a weighted average floor price of $3.66 per MMbtu and a weighted average ceiling price of $4.68 per MMbtu.

Gas production for the quarter increased to 63.4 MMcf per day, an increase of 32% over the same period last year. On a fiscal year-to-date basis gas production increased to 61.5 MMcf per day, an increase of 30% over the year-ago period. The properties acquired from a subsidiary of Magnum Hunter in the first quarter of this year added 11.2 MMcf equivalent per day and 9.3 MMcf equivalent per day for the quarter and first six months respectively. Continued success from the segment's drilling program contributed the remainder of the increase.

In addition, the company's equity investment, which is in the process of being liquidated, has shown improved results as under performing properties have been sold.
    Overall, the year-to-date contribution to operating income from our diversified businesses totaled $26.3 million, more than double last year's amount. For fiscal 2003, these businesses in aggregate are expected to contribute between $50.0-$55.0 million to operating income. This compares to $41 million in 2002 and only $3.0 million five years ago when our diversification program began.

Turning now to several non-operating items:
    Corporate expenses declined $2.0 million for the quarter and $5.5 million year-to-date due to several factors, including a reduction in overhead costs as well as an increased allocation of corporate costs to the business units as we continue to refine our business services organization.

    Other Income and Deductions declined $2.9 million for the quarter and $4.3 million on a year-to-date basis due primarily to lower interest income and due to the impacts of a $1.7 million gain on the disposition of property in the year-ago second quarter.

    Interest expense declined by $1.5 million for the quarter and $4.6 million year-to-date due to a combination of lower interest rates and lower average debt balances outstanding. With most of our refinancing plan now completed, we expect that, for the year, interest expense will decline by around $5.0-$6.0 million from last year's level.

Turning to our balance sheet, total debt as a percentage of total debt plus equity, declined to 50% at March 31, the low end of our targeted range of 50-55%. This compares favorably with 53% a year-ago and 56% at December 31. The improvement reflects the strong cash flows generated by all of our businesses over the past 12 months. We now estimate that capital spending for the fiscal year will total about $170.0 million, or approximately $30.0 million less than last year. The new estimate assumes no significant power generation investments during fiscal 2003 due to delays in our Western power project.

I also want to comment on the recent 8-K issued by Peoples Energy regarding Elwood. Peoples Energy and Dominion Energy are equal investors in Elwood Energy LLC, a 1,400 MW peaking facility near the City of Chicago. Power generated by Elwood is sold through long-term contracts with Exelon, Engage, and Aquila. As the 8-K noted, Elwood recently received a letter from Aquila indicating that they would like to discuss restructuring or terminating their Elwood contract.

We will work closely with Dominion, our partner, and Elwood's management in responding to Aquila's request. At this point it is too early to talk about the outcome. In the meantime, Aquila continues to make its $3.1 million monthly capacity payments to Elwood on time. In addition, as a result of its credit rating downgrades and consistent with the terms of its contract with Elwood, Aquila has posted 12 months of capacity payments in the form of letters of credit and cash escrows.

I'll wrap up my remarks by commenting on our revised fiscal 2003 outlook. As noted by Tom and in the earnings release, we now estimate that fiscal 2003 earnings will be in the range of $2.85 to $2.95 per share, an increase from the $2.70 to $2.80 per share guidance announced last fall. New developments that have led us to increase our estimate include much stronger-than expected results from our Oil and Gas Production business, lower interest expense, and moderately colder-than-normal weather thru March 31. On a combined basis, these factors are more than offsetting higher-than-expected bad debt expense at Peoples Gas and the delay of our power project.

I would also like to point out that second half earnings comparisons will be adversely affected by several unusual items that benefited the second half of fiscal 2002 results that will not repeat in 2003.

This concludes my comments, and I'll turn it back to Tom for a wrap-up.

Tom Patrick: Thanks, Tom. Overall, it was a strong quarter for us, and we feel very good at this point in the year about the prospects for fiscal 2003 and we are confident that we will deliver year over year earnings growth. As noted earlier in the call, our diversified businesses are on track to deliver over $50.0 million in operating income this year. Meanwhile, our core gas distribution business continues to provide solid returns and cash flows, and we continue to strengthen our balance sheet and pay a very attractive dividend.

Speaking of which, in February we announced a 2% increase in the dividend to an annual rate of $2.12 per share. Peoples Energy has a record of 64 years of uninterrupted quarterly dividend payments, and the recent increase is a testament to the quality of our earnings and cash flow and our confidence in the future prospects of our business. Cash dividends are an integral part of shareholder return, and we remain committed to providing a strong dividend.

At this point, we'll open the call for questions.

Operator: At this time I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question is from Dan Fidell with A.G. Edwards.

Dan Fidell: Good morning.

Thomas Patrick: Hello, Dan.

Dan Fidell: Congratulations on a fine quarter.

Thomas Patrick: Thank you.

Dan Fidell: Just a quick question on your hedge position for 2004. I think you talked about the '03 numbers but can you give us some guidance on where you stand for '04?

Tom Nardi: Yes, Dan, this is Tom.

Dan Fidell: Hey, Tom.

Tom Nardi: At '04 we're at about 60% hedged. About 2/3 of those are swaps. At an average price of around $3.50 an MMbtu. The other third are collars with a range from about $3.50 to $5.25 an MMbtu.

Dan Fidell: Okay. And can you also maybe just touched on what your - you know, if not in too much detail just some specifics of what your growth targets are for end of '04 for additional acquisitions and the like?

Tom Nardi: We haven't really talked about'04 yet. We're probably not prepared to do that at this time, Dan. Obviously we would expect to maintain the momentum that we've been setting over the past several years.

Dan Fidell: Great. Thank you.

Operator: Your next question is Donato Eassey with Royalist Research.

Donato Eassey: Morning, Tom and Tom.

Tom Nardi: Hello Donato.

Thomas Patrick: Hello Donato.

Donato Eassey: I had a couple of questions real quick.

Your allowed to disconnect and that's improving your collection prospects from what you said earlier. But is this still part of an ongoing rate case, as well? Did I hear that right?

Thomas Patrick: No, the collection activity is done under a combination of rules that are in effect put out by the commission. And in the case of the company, also we have a self-imposed moratorium on disconnecting residential space heating customers during the winter months through March. All I was indicating there was that that moratorium has passed and consistent with the rules. We've begun, you know, a very active collection program. It certainly includes disconnections. It includes a variety of other measures that we're taking. So that's that.

The reference that I made to the proceeding was a gas charge reconciliation. This is the prudence review cases. This is the one that's been pending for some time. And my only point there was that we finally have concluded discovery and every body seems satisfied with the information we've provided. That it's adequate to go forward. So we'll begin a process now to get that resolved.

Donato Eassey: Great. My second question is with respect to Aquila wanting to renegotiate, have you looked at the prospects of renegotiating and the impact say for '04 for us to look at now or it's way too early to kind of, you know, guess what kind of impact or do you see it as insignificant either way depending on the reasons they're asking for discounts if you will for this renegotiation?

Thomas Patrick: Basically we've decided we're really not going to talk about the terms of the renegotiation other than to say they've requested it. Obviously there are discussions underway between Elwood and Aquila. In the past we have just put out some measures to show, you know, sort of like worst case what the potential risk might be and Tom you might revisit those numbers again just in terms of the revenue that comes to the partnership from Aquila...

Tom Nardi: Well, Aquila pays the partnership $3.1 million a month. So that's the gross revenue that's going into Elwood from Aquila and obviously we have 12-months of that in the form of escrows or letters of credit. And if Aquila were to somehow terminate the contract we obviously would try to sell the power to somebody else or achieve some revenue from the sale of the power from the plant.

Donato Eassey: Great and congratulations as well - being the mature market that you have and you are getting these other growth engines going. My appreciation for your efforts is there obviously. Thanks.

Thomas Patrick: Thank you, Donato.

Operator: At this time I would like to remind everyone again, please press star then the number one on your telephone keypad.

Your first question is from David Maccarrone with Goldman Sachs.

David Maccarrone: Thank you. I wanted to ask a question on the utilities. What do you see as your regulatory options looking out over the next 12-months or so to deal with the higher bad debt expense - the reduced pension credit and just general trends industry wide but maybe that hurt you more acutely with regard to the customer count declining and maybe usage per customer trends worsening with higher gas prices?

Thomas Patrick: I'll try to be brief. That's a pretty broad question there, David. In terms of regulatory options for dealing with bad debt and pension credit declines, I mean the - there's no movement here in Illinois to target responses to individual issues like that and I don't know that we would be looking for that. I think on the question of bad debt we continue to believe first and foremost it's for us to deal with that. Now we have gone to the commission. We, and other companies, to seek some amendments in the rules under what's called Part 8-280 of their regulations that control, you know, attaching and disconnecting customers and the manner in which we do that. We have gotten recently, approval from the commission for example to do credit application scoring when customers apply for service so that we have more measures, more typical measures that an unregulated company might have available to it to review customers in advance of connecting them and therefore establish deposit policies - that sort of thing. So we're certainly not standing still vis-à-vis the regulators, but first and foremost I think what we're trying to do is to make sure that we, in our processes, are as up-to-date as possible and as aggressive as is reasonable on dealing with that.

The other thing we've done, David to try to address bad debt of course, is to keep working on bill affordability. We have a big hedging program for our gas purchases. This year we've estimated that we will probably have saved about $150 million for the customer vis-à-vis what they would have paid if we had simply relied on market purchases. So obviously affordability helps us to reduce the provision, helps the customer to meet their obligations.

Pension credits, again this is an issue where we are just in the same boat as everyone else. Returns have declined. We addressed this to some extent last year by modifying our pension program. We dampened the benefit to some extent on a going foreword basis and we will of course, always look at the balance of what we're providing versus the resource that we have available and the resource that we can dedicate on a going forward basis.

Then finally on your customer count mention. Our customer count is down some. But a lot of that reflects the fact that I mean we still have over ten thousand customers that we disconnected last year for non-payment who were never reconnected again. So I think it reflects well on us in a way that we are clearing away customers who were the source of ongoing bad debt in the past. So while the absolute number may have declined I'd say the quality of that customer base has improved.

David Maccarrone: Do you see a risk to or the opportunity to file a rate case looking out a year or two? I mean is that where you see yourself trending toward, or is there the opportunity to cut costs further in the utility business to maintain or improve the returns that you are generating on a weather normalized basis?

Thomas Patrick: Well our long-term plan of course, has been to do the latter, obviously. Not just cut costs, but we are looking at revenue generating opportunities. We continue to look for sources of efficiencies. We do not see a rate case on our horizon here for the next couple of years at least.

David Maccarrone: Okay. And just a different question on storage, can you give us a sense for what your strategy is in refilling storage both maybe from a regulated side and a non-regulated opportunities you see?

Thomas Patrick: Well now I probably addressed this more on the regulated side. Our non-regulated business has a modest amount of storage, which they market to a variety of customers around here and mainly on a fee basis. They don't speculate with storage. So it's a fairly steady business but not one that lends itself to a lot of innovation.

For the utility we of course, given the cold for this last winter and prices, we've completely depleted our top gas and we have been reinjecting since the early March actually. I guess the only thing I would say on that is that we did do forward hedging for summer purchases this year so that the - at least a significant portion of the gas that we're reinjecting this summer for the utility customer base is going to be at lower than market prices given where the market is today.

David Maccarrone: Okay, thank you very much.

Operator: Your next question is from Sam Brothwell with Merrill Lynch.

Sam Brothwell: Hi, good morning. Hi, I think most of my questions have been covered. Can you just - can you give us any information of late how much Elwood has been dispatched? I know we're kind of - winter is not the peak time of the year, but...

Thomas Patrick: You know, somewhere in this mass of paper I have something on it. It was not dispatched a lot during the winter, Sam, but that's very typical. The dispatches last winter I guess I would say it was typical of what we saw at a year before. Not much more. Not much less.

Tom Nardi: Sam, I've got the numbers for January. The units were started 21 times. February - 2 times, and March - 4 times.

Sam Brothwell: Okay and as you look toward the summer with gas prices where they are now versus where they were a year ago, do you think there will be any impact on that or is this just a plan when it's needed it has to be switched on?

Thomas Patrick: Yes, I think that's it. I mean - I think in an earlier conference call someone asked a question about spark spreads and things like that. I mean a peaking plant like this is not dispatched the same way that a base loader or a combined cycle plant is. It's not really governed by spark spreads, which don't reflect daily changes in requirement and indeed hourly changes in requirements. This plant is I mean we dispatched I think close to 500 thousand megawatts last year in a not favorable, what you would have called, electric pricing market. It's there to meet a need - a load need for the utilities and it's been I think I would say that the customers and the people they in turn market this to have been very pleased with the operation of this and it fills an important niche.

Sam Brothwell: Okay, and I had to drop off briefly. I don't believe you have given any kind of a look-forward to 2004. Do you know about when you will be doing that? Is it around the same time you did last year?

Thomas Patrick: Yes, right now we're not planning to talk about'04 until near the end of this fiscal year. I think last year we went out around September.

Sam Brothwell: Okay, alright. Thank you very much.

Operator: Your next question is from James Thalacker of SILCAP.

James Thalacker: Good morning.

Thomas Patrick: Good morning

Tom Nardi: Good morning

James Thalacker : Just one piece of distinction. I know that you guys have talked about the Aquila escrow was for 12-months capacity payments. Just trying to put that into context is that for fiscal year 2003 or is that 12 months from another point?

Thomas Patrick: It's just 12-months going forward.

James Thalacker: Going forward. And when did they actually make that cash escrow?

Thomas Patrick: I believe it was March.

James Thalacker: Okay so basically you will be receiving their revenues I guess through March of next year?

Thomas Patrick: Well that's what this assures us of. I mean one point we've made they've continued to make payments. So the application of this 12 months of escrow and letters of credit would not kick in until there was a default. There is none yet.

James Thalacker: Got you. Okay great. Thank you very much.

Operator: Your next question is from Peter Hark with Talon Capital.

Peter Hark: Good morning and congratulations on a good quarter.

Thomas Patrick: Thank you.

Peter Hark: Just some further power generation questions. First, what is the status of the Valencia and COB stations that are in development?

Tom Nardi: Valencia is basically sitting there fully permitted now. The site for a 280 megawatt peaking plant where we have been in negotiations with an offtake customer - it's the local utility PNM. We were slowed down in the ability to begin discussions with them because they have had a protracted regulatory proceeding there in New Mexico to decide the future of de-regulation and whether or not utilities would be holders of generating capacity. But that has been resolved earlier this year. So we are in discussions with them. Nevertheless, we've reached a point where it would be impossible to get a plant in place this year. That's one reason why we've taken the Cap Ex and any potential earnings out of our forecast for '03.

COB is progressing with - this would be a combined cycle - nearly 600 megawatt plant on the California/Oregon boarder. A good trading point. We continue with permitting there. My understanding is there's a draft environmental statement out from the Oregon EPA or equivalent body - whatever they call it there - that is favorable to permitting that operation. So we don't have that dialed in for construction and operation until, I believe, the year '05. So that is out there a ways.

Peter Hark: Okay. Well what are the total investments expected for those facilities, and how much do you have in Valencia so far?

Tom Nardi: The total investments that we had budgeted for Valencia this year which would have been for the first 140 megawatt phase was $30 million and that would be a net number assuming project financing. You know, COB is out there where I can't give you the numbers for that right now.

Peter Hark: Okay fair enough. Similar to the question on Elwood, did Southeast Chicago Energy Project run at all in the first quarter?

Thomas Patrick: No.

Peter Hark: So that was...

Thomas Patrick: We've not dispatched. No, I just remind people, you know, we've sold the full capacity of both these power plants under tolling agreements. I mean we receive capacity payments whether or not they run.

Peter Hark: Right, but do you get any energy payments if they do run?

Thomas Patrick: If they do run we are just reimbursed for whatever the market cost of fuel is and you know, there can be some minor payments around you know, performance incentives - that sort of thing. But, no there's not a separate energy charge that's a source of profit.

Peter Hark: Okay. Then back on Elwood there were some questions on Aquila and that arrangement but I know in the past you have said that in the event of an Aquila default there would not be a need to put the off balance sheet debt on the balance sheet. How are you guys able to avoid having to do that?

Thomas Patrick: Well I mean The basic reason is that we have enough revenue from the plant in any kind of worse case scenario to continue to service the debt and I guess that it would be our belief that the bond holders would allow us to go forward and do that. They would not have any reason to - given today's market especially - to look for any other results.

Tom Nardi: In the end though it is non recourse debt.

Peter Hark: Right but I thought there were recent FASB pronouncements that required by July1st that off balance sheet financing be put on balance sheet in these circumstances but this may be a different circumstance.

Tom Nardi: I am not aware of that.

Peter Hark: Okay I have a question on midstream services. I guess in the comments you made and released today you said that higher revenues from wholesale marketing and asset management activities boosted second quarter and year-to-date. What are these asset management activities?

Tom Nardi: Basically we're doing some work for utilities in the region here - managing some of their supply assets for them. It's a fee-based opportunity.

Thomas Patrick: Providing winter supply to other surrounding utilities.

Peter Hark: Oh, okay. How much did you make then?

Tom Nardi: We don't break it out by that much detail - or to that level of detail.

Peter Hark: Okay thanks. Then lastly was on follow-up to Sam's question. He asked you about '04 earnings but you do have your two big quarters in your pocket now and feel real good about this year. Could you - do you think you could show earnings growth - '03/'04? At least could you point us in that direction?

Thomas Patrick: Well we're not in a position to talk about '04 yet at all. Obviously that's going to be the goal.

Peter Hark: Okay, well thanks very much.

Operator: You do have a follow-up question from David Maccarrone with Goldman Sachs.

David Maccarrone: Thanks. I was hoping you could give me a little more sense for the accounts receivable as of March 31. You went through the 12% versus the 28% last year. But within the $440 million number how much of that relates to actual behavior. I mean is that just January performance, January and February. Presumably the March bills aren't factored into that analysis.

Tom Nardi: Yes, that's our March 31st Balance sheet balance, David. It includes unbilled revenue.

David Maccarrone: Right. So is it -I mean like what percentage of customers would have paid their January bills versus February bills versus March bills with that number?

Tom Nardi: Well, I don't know the answer to that question, David. But this is typically when our receivables balances peak at March 31. So there will be sizable cash collections in April and there are sizable cash collections in April as customer begin paying off their winter bills.

Thomas Patrick: David, I have one statistic that I think is kind of interesting and helpful here. That's just looking at - as we sit here going into the collection season how many accounts are eligible for termination. This year there were - as we're going in there are about 70,000 accounts eligible for termination. I have to say we've already disconnected 10,000 as we sit here today. But that compares to last year a relatively low-cost year, when we went into the season with 90-100,000 accounts meeting those criteria, and the year before when that number was between 120 and 130,000 accounts. So again when we look at - what you might consider to be problem accounts, the number of those accounts is down substantially this year.

David Maccarrone: What makes one eligible for that definition?

Thomas Patrick: More than 60-days in arrears.

David Maccarrone: Okay and then just to follow-up on your guidance. You know, when you went out with the guidance in the fall you included $0.05-$0.15 from new power and oil and gas projects. You made the E&P acquisition. What's included kind of in that line item of sorts in your '03 guidance now with the variable weather and prices, as well as the acquisition. Are you assuming additional acquisitions in the E&P side?

Tom Nardi: Well most of the improvement, David, in the guidance comes from that line as well as interest expense. Oil and gas midstream retail will all do better than we had originally expected.

David Maccarrone: But in terms of E&P you are not assuming any additional acquisitions through...

Tom Nardi: Not in the guidance today.

David Maccarrone: Okay, great. Thank you.

Operator: There are no further questions at this time. I will turn the call back over to Mr. Patrick.

Thomas Patrick: All right then. I just want to thank you all for joining us. And I appreciate your participation and the good questions. Thank you.